SECURITIES AND EXCHANGE COMMISSION
                  Washington D.C. 20549
<P>
                       FORM 12B-25
<P>
              NOTIFICATION OF LATE FILING
<P>
(Check One) [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
            [ ] Form 10-Q [ ] Form N-SAR
<P>
For Period Ended:
<P>
   [ ] Transition Report on Form 10-K
   [ ] Transition Report on Form 20-F
   [ ] Transition Report on Form 11-K
   [ ] Transition Report on Form 10-Q
   [ ] Transition Report on Form N-SAR
<P>
For the Transition Period Ended:
                                 -------------------------
<P>
Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
<P>
If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the
notification relates:
<P>
           -------------------------------
           PART I - REGISTRANT INFORMATION
           -------------------------------
<P>
Full Name of Registrant
<P>
ANDERSON COMPUTERS/TIDALWAVE CORP.
--------------------------------
Former Name if Applicable
<P>
--------------------------------
Address of Principal Executive Office (Street and Number)
<P>
9880 GRAND VERDI WAY, SUITE 1601
--------------------------------
City, State and Zip Code
<P>
BOCA RATON, FLORIDA 33428
--------------------------------
<P>
             PART II - RULE 12b-25(b) and (c)
<P>
If the subject could not be filed without unreasonable
effort or expense and the registrant seeks relief pursuant
to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)
<P>
[X] (a) The reasons described in reasonable detail in Part
        III of this form could not be eliminated without
        unreasonable effort or expense;
<P>
[X] (b) The subject annual report, semi-annual report,
        transition report on Form 10-K, Form 20-F, 11-K or
        Form N-SAR, or portion thereof, will be filed on or
        before the fifteenth calendar day following the
        prescribed due date; or subject quarterly report of
        transition report on Form 10-Q, or portion thereof
        will be filed on or before the fifth calendar day
        following the prescribed due date; and
<P>
[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
<P>
                  PART III - NARRATIVE
State below in reasonable detail the reasons why Forms 10-K,
20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time
period or portion thereof, could not be filed within the
prescribed time period.  (Attached Extra Sheets if needed)
<P>
Registrant's business plan has recently changed.  Therefore, registrant's attorney and accountant could not complete the
required legal information, financial statements and
Management's Discussion and Analysis of such financial
statements by June 29, 2000.
<P>
                PART IV - OTHER INFORMATION
<P>
(1)  Name and telephone of person to contact in regard to
this notification.
<P>
LEON KLINE                (561)       883-8807
-----------------         -----       --------
(Name)                 (Area Code)   (Telephone Number)
<P>
(2)  Have all other periodic reports required under Section
13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the
preceding 12 months or for such shorter period that the
registrant was required to file such report(s) been filed?
If answer is no, identify report(s).   [X] Yes
                                       [ ] No
<P>
(3)  Is it anticipated that any significant changes in
results of operations from the corresponding period for the
last fiscal year will be reflected by the earnings
statements to be included in the subject report or portion
thereof?                               [ ] Yes
                                       [X] No
<P>
                         SIGNATURE
<P>
Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this notification to be singed on its behalf by the undersigned hereunto duly
authorized.
<P>
                         By: /s/ Leon Kline       Dated June 29, 2000
-----------------------
        Leon Kline
        President
<P>